Exhibit 5.1

Zürich	Dr. Dieter Dubs°°	Dr. Karin Beyeler	Dr. David P. Henry	Prof. Dr. Rashid Bahar	Zug	Konsulenten
Dr. Christian Steinmann	Dr. Thomas U. Reutter	Dr. Charlotte Wieser	Corinne Bühler	Ludivine Boisard	Michael Trippel	Dr. Thomas Bär
Dr. Nedim Peter Vogt	Dr. Mani Reinert	Dr. Manuel Arroyo	Pascal Rüedi	Dr. Andrew M. Garbarski	Thomas Stoltz°	Dr. Robert Karrer
Dr. Felix R. Ehrat	Dr. Christoph Neeracher	Dr. Eva Borla-Geier	Dr. Oliver M. Brupbacher	Marie-Christine Balzan	Felix Kappeler°	Dr. Peter J. Kienast
Prof. Dr. Rolf Watter	Dr. Peter Hsu	Dr. Daniel Leu	Cosima von Rechteren°°°	Aurélie Conrad Hari	Birgit Urbons°	Dr. Marc Blessing
Daniel Hochstrasser	Thomas Rohde	Dr. Luca Jagmetti	Harald Zeiter	Dr. Stéphane Manaï	Dr. Debora Gabriel-Tanner	Gianpaolo Arrigoni
Peter Reinarz*	Daniel Bader*°°	Roman Huber	Dr. Debora Gabriel-Tanner	Dunia Brunner		Dr. Robert E. Züllig
Dr. Andreas Länzlinger	Flavia I. Bieri Bürge	Delphine Pannatier Kessler	Roger Büchi			Prof. Dr. Marc Amstutz
Urs Brügger	Sten E. D. Rasmussen	Patrik Odermatt	Sibylle Wälti	Lugano		Stephanie Comtesse
Dr. Ralph Malacrida	Ariane Riedi Wirth	Florian Schönknecht	Dr. David Barst°°°	Dr. Felix R. Ehrat		Prof. Dr. Robert Waldburger
Eric Stupp	Dr. Katja Roth Pellanda	Othmar Aeschi	Raphael Arnold	Paolo Bottini*
Michele Bernasconi	Prof. Dr. Rashid Bahar	Olivia Pelli	Kaspar Theiler	Dr. Cesare Jermini	*	Eidg. Dipl. Steuerexperte
Dr. Daniel U. Lehmann*°°	Dr. Mariel Hoch Classen	Dr. Larissa Marolda Martínez		Massimo Vanotti	°	Notar / Notarin
Dr. Markus Wang	Michael Barrot*	Karim Maizar	Genf	Andrea Gamba	°°	nicht als Rechtsanwalt /
Tina Wüstemann	Andrea Boog	Daniele Lardi	Christophe Buchwalder	Nicola Bernardoni		Rechtsanwältin zugelassen
Dr. Andreas J. Bär	Nadja Jaisli	Dr. Flavio Lardelli	Dr. Cédric Chapuis	Dr. Gilles Benedick	°°°	eingetragen als dt.
Matthew T. Reiter	Dr. Till Spillmann	Anina Wissner	Saverio Lembo	Edoardo Buzzi		Rechtsanwalt / Rechts-
Roland Truffer	Phyllis Scholl	Dr. Markus Jäger	Dr. Daniel U. Lehmann*°°	Elisa Antonini		anwältin beim Obergericht
Dr. Corrado Rampini	Bernhard H. Heusser	PD Dr. Markus Schott	Anne Valérie Julen Berthod			Zürich (Art. 28 BGFA)

Novartis AG
Lichtstrasse 35
4056 Basel
Switzerland

Zurich, 24 February 2011

Form F-4 Registration Statement on Form F-4

Dear Sirs

We have acted as special Swiss counsel to Novartis AG (“Novartis”) in connection with the registration statement on Form F-4 (File No. 333-171381) (as amended through the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, relating to shares of Novartis with a nominal value of CHF 0.50 each (the “New Shares”), to be issued as uncertificated securities (in terms of the Swiss Code of Obligations) and as book entry securities (in terms of the Book Entry Securities Act) in connection with the proposed merger (the “Merger”) of Alcon, Inc. (“Alcon”) with and into Novartis pursuant to art. 3 para. 1 lit. a and art. 4 para. 1 lit. a of the Swiss Federal Act on Mergers, Demergers, Conversion and Transfer of Assets and Liabilities (the “Swiss Merger Act”), upon due registration of the issuance of the New Shares and the Merger with the competent commercial registers in Switzerland.

1.                             In arriving at the opinions expressed below, we have exclusively reviewed and relied on the following documents:

a)                            a copy of Novartis’ Articles of Incorporation in their most recent version, dated 26 February 2010, as available on Novartis’ website (the “Articles of Incorporation”);

Bär & Karrer	Zürich	Genf	Lugano	Zug	www.baerkarrer.ch
Rechtsanwälte	Bär & Karrer AG	Bär & Karrer SA	Bär & Karrer SA	Bär & Karrer AG
	Brandschenkestrasse 90	12, quai de la Poste	Via Vegezzi 6	Baarerstrasse 8
	CH-8027 Zürich	CH-1211 Genève 11	CH-6901 Lugano	CH-6301 Zug
	Phone: +41 58 261 50 00	Phone: +41 58 261 57 00	Phone: +41 58 261 58 00	Phone: +41 58 261 59 00
	Fax: +41 58 261 50 01	Fax: +41 58 261 57 01	Fax: +41 58 261 58 01	Fax: +41 58 261 59 01	Eingetragen im
	zuerich@baerkarrer.ch	geneve@baerkarrer.ch	lugano@baerkarrer.ch	zug@baerkarrer.ch	kantonalen Anwaltsregister

b)                           a copy of Novartis’ Regulations of the Board of Directors, its Committees and the Executive Committee in their most recent version, dated 1 February 2010, as available on Novartis’ website;

c)                            the merger agreement entered into between Novartis and Alcon dated 14 December 2010;

d)                           a copy of an extract of the commercial register of Basel dated 10 February 2011;

e)                            a draft of a joint merger report (the “Joint Merger Report”) to be signed by the boards of directors of both Novartis (the “Novartis Board”) and Alcon (the “Alcon Board”); and

f)                              the Registration Statement.

2.                             In arriving at the opinions expressed below, we have made the following assumptions:

a)                            that the Novartis Board and the Alcon Board will issue the Joint Merger Report substantially in the form reviewed by us, that Ernst & Young issues an audit opinion which complies with the requirements of the Swiss Merger Act and that these documents will have been duly made available to the shareholders of Novartis and Alcon;

b)                           that the shareholders of Novartis will approve with a majority of two thirds in a duly convened meeting (i) the merger and (ii) the authorization to the Novartis Board to issue the New Shares and the Novartis Board duly acts upon such authorization, in each case as described in the Registration Statement;

c)                            that the shareholders of Alcon approve the Merger with a majority of two thirds in a duly convened meeting, as described in the Registration Statement;

d)                           that documents submitted to us as copies (or made available on the internet) are complete and conform to the original documents;

e)                            that the information contained in the documents referred to in Section 1 above will remain true and correct and that no amendments other than those caused by the Merger will be made;

f)                              that, to the extent agreements, documents have to be executed or any obligations have to be performed under applicable laws other than Swiss law or in any jurisdiction outside Switzerland, such execution or performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction; and

g)                           to the extent any other authorisations, approvals, consents, licenses, exemptions or other requirements (collectively, the “Authorisations”) are to be obtained outside of Switzerland, such Authorisations will have been obtained or fulfilled in due time, and will remain in full force and effect at all times through the closing of the Merger.

3.                           Based upon the foregoing, and subject to the qualifications set out in Section 4 of this opinion letter, we are of the opinion that under the laws of Switzerland as currently in force and interpreted:

a)                            The New Shares, if and when issued in connection with the Merger, will be duly and validly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights and conform with the laws of Switzerland.

b)                           No authorisations, consents, orders, permissions, approvals, licences, validations or exemptions (other than those listed in Sections 2(a) through (g) of this opinion letter) will be required in Switzerland from any governmental authorities or agencies or courts or other official bodies.

c)                            The issuance of the New Shares will not violate, conflict with or result in a breach of: (i) any of the terms or provisions of the Articles of

Incorporation; (ii) any law applicable to Novartis in Switzerland; or (iii) any order or decree of any governmental authority or agency or any official body or court in Switzerland.

4.                             The opinions set out in Section 3 above are subject to the following qualifications:

a)                            we are members of the Zurich Bar and do not hold ourselves to be experts in any laws other than the laws of Switzerland. Accordingly, our opinion is confined to Swiss law. We have abstained from examining any issues of any other jurisdiction and therefore no opinion on matters other than Swiss law issues is to be inferred;

b)                           our opinion is based solely on the documents mentioned herein and on the assumptions enumerated under Section 2 above. We do not opine as to any facts or circumstances occurring or coming to our attention subsequently to the date hereof;

c)                            as a matter of mandatory Swiss law shareholders are entitled to challenge resolutions adopted by a general shareholders’ meeting believed to violate the law or a company’s articles of incorporation by initiating legal proceedings against Novartis or Alcon Inc. within two months following such meeting; and

d)                           in this opinion letter, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion letter may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

*   *   *

We are aware that we are referred to under the heading “Legal Matters” in the Registration Statement.  We hereby consent to the references to us in such section and the filing of this opinion letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

The obligations resulting from this opinion letter shall be subject to the substantive provisions of Swiss law.

Yours sincerely

/s/ Rolf Watter